UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2013

Graymark Healthcare, Inc.

(Exact Name of Registrant as Specified in Charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

204 N. Robinson Ave., Suite 400

Oklahoma City, Oklahoma 73102

(Address of Principal Executive Offices) (Zip Code)

(405) 601-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 29, 2013, Graymark Healthcare, Inc. (“we,” “the company,” or “Graymark”) and our wholly owned subsidiary, TSH Acquisition, LLC (“Acquisition Sub”), entered into an Amended and Restated Membership Interest Purchase Agreement (“Amended Purchase Agreement”) with Foundation Healthcare Affiliates, LLC (“Seller”) pursuant to which Graymark and Acquisition Sub will acquire from Seller (the “Acquisition”) all of the outstanding membership interests of Foundation Surgery Affiliates, LLC and Foundation Surgical Hospital Affiliates, LLC (together the “Companies” or “Foundation”) as well as assets of the Seller related to the businesses of the Companies. Foundation has equity interests in and manages outpatient surgery centers and surgical hospitals in seven states.

In consideration for the Acquisition (the “Consideration”), Graymark will issue to Seller at closing 98,500,000 shares of its Common Stock and assume certain liabilities and obligations of the Seller. The parties expect to complete the closing of the transactions contemplated by the Amended Purchase Agreement by April 30, 2013.

Amended Purchase Agreement

Pursuant to the Amended Purchase Agreement and subject to the terms and conditions thereof, at the closing Seller will assign all of the membership interests in the Companies to Acquisition Sub in exchange for the Consideration. The Amended Purchase Agreement contains customary representations, warranties and covenants of Seller including not to engage in certain significant actions prior to closing without the prior written consent of Graymark. Seller has agreed to indemnify us for losses resulting from breaches of their representations, warranties and covenants in the Amended Purchase Agreement. These indemnification obligations are in certain cases limited to claims that in the aggregate exceed a $50,000 “deductible” amount such that claims for indemnification may not be made until the losses equal or exceed that amount.

Simultaneously with the closing of the transactions contemplated by the Agreement, Graymark will increase the size of its Board of Directors to seven members and intends to appoint Thomas Michaud, Chief Executive Officer of Seller effective upon the closing.

The closing of the Acquisition is subject to various conditions, including the receipt of consents from third parties and regulatory clearances. These conditions include the consent of each of Graymark’s secured lender, Arvest Bank, the secured lender to the Seller and certain preferred members of subsidiaries of the Companies. The Amended Purchase Agreement may be terminated at any time prior to closing (i) by mutual consent of Graymark and Seller; (ii) by either Graymark or Seller if the closing of the transaction has not closed by April 30, 2013; or (iii) by either party if the other party is in breach of the Amended Purchase Agreement and the breach is not cured after notice and causes a condition to completion of the transaction to fail.

Currently, certain preferred members of subsidiaries of the Companies have, according to the terms of their interests, the right to receive a preferential return and the return of their original capital on a set schedule. As part of the transactions contemplated by the Amended Purchase Agreement, Graymark and the Seller are working with the preferred members to refinance their investment by privately raising funds. This refinance is expected to be completed during the second and third quarters of 2013. Graymark expects to issue restricted shares of its common stock to the new investors as part of the refinance. In addition, since we expect that the refinance will happen at a discount, Graymark expects to issue warrants to the existing preferred members covering Graymark common stock. There is no assurance that the refinance will be completed on a timely basis or at all. As part of a successful refinancing transaction, we expect to receive the consent of the preferred members to the consummation of the Foundation transaction.

We have requested, and Mr. Roy T. Oliver has indicated, that he would likely convert the promissory notes that he holds, into Graymark common stock, at the time of the consummation of the Foundation transaction. This would include notes issued to Mr. Oliver in amounts equal to the payments he made to Arvest Bank on Graymark’s behalf in August and December 2012, March 2013 and any additional notes issued to Mr. Oliver prior to closing of the Foundation transaction. Mr. Oliver is not obligated to make any future payments to Arvest Bank on our behalf or convert any current or future notes.

Ancillary Agreements

Graymark and Seller will also enter into a number of additional ancillary agreements at closing. Graymark anticipates that it may also enter into employment agreements with certain employees of Seller at or following the closing.

A copy of the Amended Purchase Agreement is filed herewith as Exhibit 2.1, and is incorporated herein by reference. The foregoing summary of the Amended Purchase Agreement is qualified in its entirety by reference to the form of Purchase Agreement filed herewith.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1+	Amended and Restated Membership Interest Purchase Agreement, dated March 29, 2013, among Graymark Healthcare, Inc., TSH Acquisition, LLC and Foundation Healthcare Affiliates, LLC

+	The schedules and exhibits to the Membership Interest Purchase Agreement are not being filed herewith. The Membership Interest Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2013	GRAYMARK HEALTHCARE, INC.

	By:	/s/ Stanton Nelson
Stanton Nelson, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1+	Amended and Restated Membership Interest Purchase Agreement, dated March 29, 2013, among Graymark Healthcare, Inc., TSH Acquisition, LLC and Foundation Healthcare Affiliates, LLC

+	The schedules and exhibits to the Membership Interest Purchase Agreement are not being filed herewith. The Membership Interest Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.